Exhibit 3.1

EXHIBIT B

ODYSSEY MARINE EXPLORATION, INC.

C18418-1997

AMENDMENT TO ARTICLES OF INCORPORATION

CONTINUATION SHEET

Article VII of the Articles of Incorporation is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“Article VII Indemnification; Director and Officer Liability

In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation or while serving in any capacity at the request of the Corporation as a director, officer, employee, agent, member, manager, managing member, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, or other enterprise, shall be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that an officer or director is successful on the merits in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Notwithstanding anything to the contrary contained herein or in the bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes. If the Nevada Revised Statutes are hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended.

Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation or of the indemnification provisions of the Bylaws by the Board of Directors or the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing prior to the date when such repeal or modification becomes effective.”

Article X of the Articles of Incorporation is hereby amended by inserting the following:

“Article X BOARD OF DIRECTORS

1. Number of Directors. The total number of directors constituting the entire board of directors of the corporation shall not be less than one (1) nor more than fifteen (15), with the then-authorized number of directors fixed from time to time by the board of directors.

2. Classes of Directors. The board of directors shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III.

3. Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for an initial term expiring at the corporation’s first annual meeting of stockholders following the effectiveness of this provision; each director initially appointed to Class II shall serve for an initial term expiring at the corporation’s second annual meeting of stockholders following the effectiveness of this provision; and each director initially appointed to Class III shall serve for an initial term expiring at the corporation’s third annual meeting of stockholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

4. If the number of directors that constitutes the whole board of directors is changed in accordance with this Article X, the majority of the board of directors that adopts the change shall also fix and determine the number of directors comprising each class; provided, however, that any increase or decrease in the number of directors shall be apportioned among the classes as equally as possible. No decrease in the number of directors constituting the entire board of directors shall have the effect of shortening the term of any incumbent director.

5. A director may be removed from office only for cause and only by the vote of at least two-thirds in voting power of the outstanding stock entitled to vote in an election of directors. Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding, any vacancy on the board of directors, however resulting, and any newly created directorship resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class, shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

Article XI of the Articles of Incorporation is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“Article XI REVERSE SHARE SPLIT

Upon the effective date of the filing of this Amendment with the Nevada Secretary of State, in order to effect a reverse stock split of outstanding Common Stock, each six (6) issued and outstanding shares of the Corporation’s Common Stock shall be combined into one (1) share of validly issued, fully paid and nonassessable Common Stock. As soon as practicable after such date, the Corporation shall request in writing the holders of its Common Stock outstanding as of the effective date of this amendment to surrender certificates representing the Corporation’s Common Stock to the Corporation and each such shareholder shall receive upon such surrender a stock certificate or certificates to evidence and represent the number of shares of post reverse split Common Stock to which such shareholder is entitled after this reverse split.”

Article XII of the Articles of Incorporation is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“Article XII CORPORATE OPPORTUNITIES

Except as an Unaffiliated Director may otherwise agree in writing after the date hereof:

1. Each director of the Corporation that is not an officer, employee or other member of management of the Corporation (each such director, an “Unaffiliated Director”), and each agent and affiliate thereof, shall have the right: (A) to directly or indirectly engage in any activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation and its subsidiaries, (B) to directly or indirectly do business with any client or customer of the Corporation and its subsidiaries, and (C) not to present potential transactions, matters or business opportunities to the Corporation or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person; provided, that in no event shall any such Unaffiliated Director utilize confidential information of the Corporation in connection with the foregoing.

2. Each such Unaffiliated Director, its agents and affiliates, shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Corporation or any of its stockholders, subsidiaries or affiliates or to refrain from any actions specified in this Article XII, and the Corporation, on its own behalf and on behalf of its stockholders, subsidiaries and affiliates, hereby renounces and waives any right to require such Unaffiliated Director or any of its agents or affiliates to act in a manner inconsistent with the provisions of this Article XII.

The Articles of Incorporation are hereby amended by inserting the following, immediately following Article XII:

“Article XIII INCORPORATOR

The name and address of the incorporator are: Jon D. Sawyer, 600 – 17th Street, Suite 2700, South Tower, Denver, Colorado 80202.

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